EXHIBIT 12
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

                            COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                     THREE MONTHS ENDED      NINE MONTHS ENDED
                                                            JUNE 30                 JUNE 30
(dollars  in thousands)                                2003        2002         2003      2002
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
Income before taxes                                $185,054    $168,711     $486,007  $486,730
Add fixed charges:
  Interest expense-excluding interest on deposits     7,669       4,572       15,256    14,247
  Interest expense-deposits                           1,463       2,405        4,843     7,599
  Interest factor on rent (1)                         3,290       4,986        9,847    14,919
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Total fixed charges                                  12,422      11,963       29,946    36,765
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Earnings before fixed charges and taxes on income  $197,476    $180,674     $515,953  $523,495
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Ratio of earnings to fixed charges
  -including interest on deposits                      15.9        15.1         17.2      14.2
Ratio of earnings to fixed charges
  -excluding interest on deposits                      17.9        18.7         20.4      17.7
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(1) Interest factor on rent represents one-third of rental expense (the approximate portion of rental expense representing interest).

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